                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                             ----------------------




                                  SCHEDULE 13D
                                 (RULE 13d-101)

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 7)

                                    AMFM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   001693 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 THOMAS O. HICKS
                         200 CRESCENT COURT, SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                 AUGUST 30, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box.


                         (Continued on following pages)

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 2
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              MR. THOMAS O. HICKS
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 3
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/CHANCELLOR, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 4
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/CHANCELLOR GP, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 5
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/CHANCELLOR HOLDINGS, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 6
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/HMW, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 7
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE, TATE & FURST EQUITY FUND II, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 8
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM2/GP PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 9
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE GP PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 10
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE FUND II INCORPORATED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 11
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4/CHANCELLOR, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 12
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE FUND IV LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 13
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              CAPSTAR BROADCASTING PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 14
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/CAPSTAR PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 15
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/CAPSTAR, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 16
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              CAPSTAR BT PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 17
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              CAPSTAR BOSTON PARTNERS, L.L.C.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 18
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/GP PARTNERS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 19
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE GP PARTNERS III, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. 001693 10 0                  13D                   Page 20
-----------------------                           ------------------------------

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HICKS, MUSE FUND III INCORPORATED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS
--------------------------------------------------------------------------------
                                      7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                      0
               BENEFICIALLY           ------------------------------------------
                 OWNED BY             8       SHARED VOTING POWER
                   EACH
                 REPORTING                    0
                  PERSON              ------------------------------------------
                   WITH               9       SOLE DISPOSITIVE POWER

                                              0
                                      ------------------------------------------
                                      10      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

         This Amendment No. 7 to Schedule 13D amends and supplements the
Schedule 13D initially filed with the Securities and Exchange Commission (the "SEC") on or about September 15, 1997 (the "Schedule 13D"), as amended by Amendment No. 1 filed on March 24, 1998, as further amended by Amendment No. 2 filed on September 16, 1998, as further amended by Amendment No. 3 filed on March 24, 1999, as further amended by Amendment No. 4 filed on April 15, 1999, by Thomas O. Hicks ("Mr. Hicks"), HM2/Chancellor, L.P., a Texas limited partnership ("HM2/Chancellor"), HM2/Chancellor GP, L.P. a Texas limited partnership ("HM2/Chancellor GP"), HM2/Chancellor Holdings, Inc., a Texas corporation ("HM2/Chancellor Holdings"), HM2/HMW, L.P., a Texas limited partnership ("HM2/HMW"), Hicks, Muse, Tate & Furst Equity Fund II, L.P., a Delaware limited partnership ("HM Fund II"), HM2/GP Partners, L.P., a Texas limited partnership ("HM2/GP Partners"), Hicks, Muse GP Partners, L.P., a Texas limited partnership ("Hicks Muse Partners"), Hicks, Muse Fund II Incorporated, a Texas corporation ("Fund II Incorporated"), HM4 Chancellor, L.P., a Texas limited partnership ("HM4"), and Hicks, Muse Fund IV LLC, a Texas limited liability company ("HM Fund IV"), and as further amended by Amendment Nos. 5 and 6 filed on July 13, 1999 and October 14, 1999, respectively, by Mr. Hicks, HM2/Chancellor, HM2/Chancellor GP, HM2/Chancellor Holdings, HM2/HMW, HM Fund II, HM2/GP Partners, Hicks Muse Partners, Fund II Incorporated, HM4, HM Fund IV, Capstar Broadcasting Partners, L.P., a Delaware limited partnership ("Capstar Partners"), HM3/Capstar Partners, L.P., a Texas limited partnership ("HM3/Capstar Partners"), HM3/Capstar, Inc., a Texas corporation ("HM3/Capstar"), Capstar BT Partners, L.P., a Delaware limited partnership ("BT Partners"), Capstar Boston Partners, L.L.C., a Delaware limited liability company ("Boston Partners"), HM3/GP Partners, L.P., a Texas limited partnership ("HM3/Partners"), Hicks, Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III"), and Hicks, Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated") (collectively, the "Reporting Persons"), with respect to the Common Stock, $0.01 par value ("Common Stock"), of AMFM Inc. (the "Company"). Each capitalized term used herein and not otherwise defined has the meaning given such term in the original Schedule 13D, as amended. Each Reporting Person disclaims responsibility for the completeness and accuracy of the information contained in this Schedule 13D concerning the other Reporting Persons.

ITEM 1.           SECURITY AND ISSUER

         The class of equity security to which this Schedule 13D relates is the Common Stock. The address of the Company's principal executive office is 1845 Woodall Rodgers Freeway, Suite 1300, Dallas, Texas 75201.

ITEM 2.           IDENTITY AND BACKGROUND

         Mr. Hicks is the sole stockholder and sole director of HM2/Chancellor Holdings. Mr. Hicks is also the controlling stockholder, Chairman of the Board, Chief Executive Officer and Partner of Fund II Incorporated, HM3/Capstar and Fund III Incorporated, and the sole member of HM Fund IV. HM2/Chancellor Holdings is the general partner of HM2/Chancellor GP, which is the general partner of HM2/Chancellor. Fund II Incorporated is the general partner of Hicks Muse Partners, which is the general partner of HM2 GP Partners. HM2 GP Partners is the general partner of HM Fund II, which is the general partner of HM2/HMW. HM3/Capstar is the general partner of HM3/Capstar Partners, which is the general partner of Capstar Partners. Fund III Incorporated is the general partner of GP Partners III, which is the general partner of

HM3/Partners, which is the general partner of BT Partners and manager of Boston Partners. HM Fund IV is the general partner of HM4. Each of the Reporting Persons, with the exception of Mr. Hicks, primarily engage in the acquiring, holding, voting and selling or otherwise disposing of capital stock of Company. The principal business address of the Reporting Persons is 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

         None of the Reporting Persons, during the last five years, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which was or is subject to judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Mr. Hicks is a citizen of the United States.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Not applicable.

ITEM 4.           PURPOSE OF TRANSACTION

         See Item 5 of this Amendment No. 7 to Schedule 13D for information regarding the merger of the Company and a subsidiary of Clear Channel Communications, Inc. ("Clear Channel").

ITEM 5.           INTEREST IN SECURITIES OF ISSUER

         (a) and (b) The Reporting Persons beneficially own, and share voting power of, no shares of Common Stock.

         On August 30, 2000, the merger (the "Merger") of the Company with a wholly-owned subsidiary of Clear Channel, with the Company surviving the Merger as a wholly-owned subsidiary of Clear Channel, and other transactions contemplated by that certain Agreement and Plan of Merger, dated October 2, 1999, by and among the Company, Clear Channel and CCU Merger Sub, Inc. (the "Merger Agreement") were consummated. Pursuant to the terms of the Merger Agreement, each share of Common Stock was converted into 0.94 shares of common stock, par value $0.01 per share, of Clear Channel ("Clear Channel Common Stock").

         As a result of the Merger, all of the shares of Common Stock previously beneficially owned by the Reporting Persons were converted into shares of Clear Channel Common Stock.

         (c) At the effective time of the Merger, all of the outstanding options for the Common Stock of the Company held by Mr. Hicks and certain of the Reporting Persons were assumed by Clear Channel and became options to acquire shares of Clear Channel Common Stock. No other transactions in the Common Stock were effected by any other Reporting Person during the past 60 days.

         (d) Not applicable.

         (e) On August 30, 2000, the Reporting Persons ceased to beneficially own five percent or more of any class of the Company's securities.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         See Item 5 of this Amendment No. 7 to Schedule 13D for information regarding the Merger.

         Pursuant to the terms of a voting agreement between Mr. Hicks and Clear Channel, Mr. Hicks voted or caused to be voted all shares of Common Stock of which he was the record owner in favor of the Merger. Pursuant to a voting agreement between Clear Channel and HM2/HMW, HM2/Chancellor, HM4 and Capstar Partners (collectively, the "Hicks Muse Affiliates"), each of the Hicks Muse Affiliates voted or caused to be voted all shares which such Hicks Muse Affiliate was the record owner in favor of the Merger.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

10.1 Agreement and Plan of Merger dated October 2, 1999, among Clear Channel, CCU Merger Sub, Inc. and the Company. (1)

10.2 Voting Agreement dated October 2, 1999, by and between Clear Channel and Mr. Hicks.(2)

10.3 Voting Agreement dated October 2, 1999, among Clear Channel and Hicks Muse Affiliates.(2)

99.1 Joint Filing Agreement dated September 14, 1999, among the Reporting Persons.(3)

------------------

(1) Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, filed on October 5, 1999.

(2) Previously filed as an Exhibit to Amendment No. 6 to Schedule 13D filed by the Reporting Persons on October 14, 1999, and is incorporated herein by reference.

(3) Previously filed as an Exhibit to Amendment No. 5 to Schedule 13D filed by the Reporting Persons on September 15, 1999, and is incorporated herein by reference thereto.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         August 30, 2000                     By:              *
---------------------------------               --------------------------------
              Date                              Name:  Thomas O. Hicks


                                             *By:     /s/ David W. Knickel
                                                 -------------------------------
                                                  David W. Knickel
                                                  Attorney-in-Fact

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         August 30, 2000                     HICKS, MUSE FUND II INCORPORATED
--------------------------------
              Date

                                             By:       /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         August 30, 2000                     HICKS, MUSE GP PARTNERS, L.P.
--------------------------------
              Date
                                             By:  HICKS, MUSE FUND II
                                                  INCORPORATED, its general
                                                  partner


                                                  By:       /s/ David W. Knickel
                                                     --------------------------
                                                     Name:  David W. Knickel
                                                     Title: Vice President,
                                                            Treasurer and
                                                            Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    August 30, 2000               HM2/GP PARTNERS, L.P.
------------------------
          Date
                                  By:   HICKS, MUSE GP PARTNERS, L.P., its
                                        general partner

                                        By:  HICKS, MUSE FUND II INCORPORATED,
                                             its general partner



                                             By:   /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HICKS, MUSE, TATE & FURST EQUITY
--------------------                  FUND II, L.P.
       Date
                                      By:  HM2/GP PARTNERS, L.P., its general
                                           partner

                                      By:  HICKS, MUSE GP PARTNERS, L.P., its
                                           general partner

                                      By:  HICKS, MUSE FUND II INCORPORATED, its
                                           general partner



                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM2/HMW, L.P.
--------------------
       Date
                                      By:  HICKS, MUSE, TATE & FURST EQUITY
                                           FUND II, L.P., its general partner

                                      By:  HM2/GP PARTNERS, L.P., its general
                                           partner

                                      By:  HICKS, MUSE GP PARTNERS, L.P., its
                                           general partner

                                      By:  HICKS, MUSE FUND II INCORPORATED, its
                                           general partner



                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM2/CHANCELLOR, L.P.
--------------------
       Date
                                      By:  HM2/CHANCELLOR GP, L.P., its general
                                           partner

                                      By:  HM2/CHANCELLOR HOLDINGS, INC., its
                                           general partner


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM2/CHANCELLOR GP, L.P.
--------------------
        Date
                                      By:  HM2/CHANCELLOR HOLDINGS, INC., its
                                           general partner


                                           By:    /s/ David W.Knickel
                                              ----------------------------------
                                           Name:  David W. Knickel
                                           Title: Vice President, Treasurer and
                                                  Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM2/CHANCELLOR HOLDINGS, INC.
--------------------
        Date


                                      By:      /s/ David W. Knickel
                                         ---------------------------------------
                                      Name:  David W. Knickel
                                      Title: Vice President, Treasurer and
                                             Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM4/CHANCELLOR, L.P.
--------------------
        Date

                                      By:  HICKS, MUSE FUND IV LLC, its general
                                           partner



                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                         HICKS, MUSE FUND IV LLC
--------------------
        Date


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    CAPSTAR BROADCASTING PARTNERS, L.P.
--------------------
        Date
                                      By:  HM3/CAPSTAR PARTNERS, L.P., its
                                           general partner

                                      By:  HM3/CAPSTAR, INC., its general
                                           partner


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM3/CAPSTAR PARTNERS, L.P.
--------------------
        Date
                                      By:  HM3/CAPSTAR, INC., its general
                                           partner


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                         HM3/CAPSTAR, INC.
--------------------
        Date

                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                      CAPSTAR BT PARTNERS, L.P.
--------------------
        Date
                                        By:  HM3/GP PARTNERS, L.P., its general
                                             partner

                                        By:  HICKS, MUSE GP PARTNERS III, L.P.,
                                             its general partner

                                        By:  HICKS, MUSE FUND III INCORPORATED,
                                             its general partner


                                        By:   /s/ David W. Knickel
                                           -------------------------------------
                                           Name:  David W. Knickel
                                           Title: Vice President, Treasurer
                                                  and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                     CAPSTAR BOSTON PARTNERS, L.L.C.
--------------------
        Date
                                       By:   HM3/GP PARTNERS, L.P., its managing
                                             member

                                       By:   HICKS, MUSE GP PARTNERS III, L.P.,
                                             its general partner

                                       By:   HICKS, MUSE FUND III INCORPORATED,
                                             its general partner


                                             By:   /s/ David W. Knickel
                                                --------------------------------
                                                Name:  David W. Knickel
                                                Title: Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HM3/GP PARTNERS, L.P.
--------------------
        Date
                                      By:  HICKS, MUSE GP PARTNERS III, L.P.,
                                           its general partner

                                      By:  HICKS, MUSE FUND III INCORPORATED,
                                           its general partner


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                    HICKS, MUSE GP PARTNERS III, L.P.
--------------------
        Date
                                      By:  HICKS, MUSE FUND III INCORPORATED,
                                           its general partner


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   August 30, 2000                         HICKS, MUSE FUND III INCORPORATED
--------------------
        Date


                                           By:   /s/ David W. Knickel
                                              ----------------------------------
                                              Name:  David W. Knickel
                                              Title: Vice President, Treasurer
                                                     and Secretary

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.1     Agreement and Plan of Merger dated October 2, 1999, among Clear
         Channel, CCU Merger Sub, Inc. and the Company. (1)

10.2 Voting Agreement dated October 2, 1999, by and between Clear Channel and Mr. Hicks.(2)

10.3     Voting Agreement dated October 2, 1999, among Clear Channel and Hicks
         Muse Affiliates.(2)

99.1     Joint Filing Agreement dated September 14, 1999, among the Reporting
         Persons.(3)

------------------

(1) Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, filed on October 5, 1999.

(2) Previously filed as an Exhibit to Amendment No. 6 to Schedule 13D filed by the Reporting Persons on October 14, 1999, and is incorporated herein by reference.

(3) Previously filed as an Exhibit to Amendment No. 5 to Schedule 13D filed by the Reporting Persons on September 15, 1999, and is incorporated herein by reference thereto.